                           GLOBAL SETTLEMENT AGREEMENT


                                  June 23, 2006


David Neier, Esq.                             Allan S. Brilliant, Esq.
Steven Schwartz, Esq.                         Goodwin Procter LLP
Winston & Strawn LLP                          599 Lexington Avenue
200 Park Avenue                               New York, New York 10022
New York, New York 10166-4193


Dennis Dunne, Esq.
Susheel Kirpalani, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York  10005-1413


          Re: In re Silicon Graphics, Inc. et al. (Case No. 06-10977)

Gentlemen:

         This letter agreement (the "Agreement") is made and entered into as of the date hereof and sets forth certain terms and conditions pursuant to which Silicon Graphics, Inc., a debtor-in-possession in a chapter 11 case pending in the Southern District of New York, and its debtor subsidiaries1 (collectively, the "Debtors") will settle certain claims and disputes, and upon which (i) the statutory committee of unsecured creditors in the Debtors' chapter 11 cases (the "Creditors' Committee"); (ii) Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC and Encore Fund, L.P., as lenders under the Debtors' DIP Facility (the "DIP Lenders"), (iii) the holders of Senior Secured Convertible Notes party to that certain Restructuring Agreement with Silicon Graphics, Inc., dated May 7, 2006 (the "6.50% Plan Sponsors") and (iv) Conway & Co., LLC ("Lampe Conway") will support such settlement (the "Global Settlement").

--------------------------------

(1) Silicon Graphics Federal, Inc., Cray Research, L.L.C., Silicon Graphics Real Estate, Inc., Silicon Graphics World Trade Corporation, Silicon Studio, Inc., Cray Research America Latina Ltd., Cray Research Eastern Europe Ltd., Cray Research India Ltd., Cray Research International, Inc., Cray Financial Corporation, Cray Asia/Pacific, Inc., Paragraph International, Inc., and WTI Development, Inc.

         The Global Settlement will be implemented through confirmation of a plan of reorganization in accordance with the term sheet attached hereto (as it may be amended as provided herein, the "Plan")2:

         During the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided for in paragraph 3 hereof, the Debtors, the Creditors' Committee, the DIP Lenders, the 6.50% Plan Sponsors and Lampe Conway (collectively, the "Parties") agree as follows:

         1. The Parties will use their reasonable and diligent efforts to seek prompt confirmation and consummation of the Plan and will take such other actions (in addition to those contemplated by the Plan and related documents) and execute such other documents (in addition to the Plan and related documents) as may be reasonably necessary to consummate the Plan, subject to the terms and conditions of the Plan and related documents (the "Plan Documents"), which documents shall include with respect to the 6.50% Plan Sponsors, the Restructuring Agreement filed with the Bankruptcy Court on May 9, 2006 (as amended from time to time, the "Restructuring Agreement"), and the Rights Offering Common Stock Purchase Agreement, and with respect to Lampe Conway, the Lampe Conway Rights Offering Common Stock Purchase Agreement; provided, however, that with respect to the Restructuring Agreement, the Debtors and the 6.50% Plan Sponsors agree that the Agreement Termination Event in section 7(b)(vii) thereof as to filing the Disclosure Statement has been extended to June 30, 2006 and that the Agreement Termination Event in section 7(b)(viii) thereof as to Bankruptcy Court approval of the Disclosure Statement has been extended to August 1, 2006; and further provided, however, that notwithstanding section 7(c) of the Restructuring Agreement, the Debtors agree that they will not terminate the Restructuring Agreement without Bankruptcy Court approval. The Parties agree that they will not object to the Plan or take any action directly or indirectly inconsistent with the terms and conditions of this Agreement or that would unreasonably delay confirmation or consummation of the Plan or approval of the disclosure statement for the Plan subject to the terms and conditions of the Plan and the Plan Documents. The Parties further agree that this Agreement or the terms herein will be presented to the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") prior to or at the final hearing for approval of the Debtors' postpetition credit facility currently scheduled for June 26, 2006 (the "DIP Facility").

         2. The Creditors' Committee will, and the 6.50% Plan Sponsors shall use their reasonable best efforts to cause the Ad Hoc Committee of Senior Secured Note holders (the "Ad Hoc Committee") to, include in the solicitation materials accompanying the disclosure statement for the Plan letters supporting the Plan. The 6.50% Plan Sponsors and Lampe Conway agree that subject to prior receipt of a disclosure statement approved by the Bankruptcy Court in respect of the Plan, that they will vote in favor of the Plan subject to the terms and conditions of this Agreement, the Plan, and the Plan Documents. No provision of this Agreement obligates the individual members of the Creditors' Committee to vote for or against the Plan. The Creditors' Committee agrees, and the 6.50% Plan Sponsors shall use their reasonable best efforts to cause

-------------------------------
(2) Capitalized terms not defined herein shall have the meanings ascribed to such terms in the term sheet attached hereto.

the Ad Hoc Committee, to provide a copy of the solicitation letters to the other Parties prior to its incorporation into any solicitation package for reasonable comment.

         3. This Agreement and the rights and obligations of the Parties hereunder (other than any liability for breach prior to termination) shall (i) terminate if (a) all of the Parties consent in writing to such termination or
(b) the Plan has not been confirmed by October 31, 2006 or (ii) be terminable by any non-breaching Party upon the material breach of this Agreement, the Plan, or the Plan Documents by any other Party.

         4. The Debtors' Motion Pursuant to Section 1122 of the Bankruptcy Code and Bankruptcy Rule 3013 for Order Determining Classification of Certain Claims for Purposes of Debtors' Joint Plan of Reorganization dated June 15, 2006 (the "3013 Motion") is settled as part of this Agreement; provided, however, that in the event that the Plan is not confirmed or this Agreement is terminated under paragraph 3 hereof, the Parties reserve all rights with respect to the 3013 Motion.

         5. The Creditors' Committee shall withdraw the Motion and Memorandum of Law of the Official Committee of Unsecured Creditors to Transfer Venue, dated June 19, 2006 without prejudice.

         6. The Creditors' Committee and Lampe Conway shall withdraw their respective objections to the Debtors' motion to approve the DIP Facility.

         7. The Plan shall not be modified or amended in any materially adverse way to Lampe Conway or the holders of the Debtors' Convertible Subordinated Debentures, which bear interest at the rate of 6.125% per annum (the "Cray Unsecured Debentures") without the prior written consent of Lampe Conway and the Creditors' Committee (which consent of the latter shall not be unreasonably withheld or delayed) unless each of the following conditions is satisfied:

                  (1) such modification or amendment is to provide for a Permitted Transaction (as defined below); and

                  (2) notwithstanding such Permitted Transaction, the capital structure of Reorganized SGI shall not consist of more than one class of common stock; and

                  (3) notwithstanding such Permitted Transaction, Reorganized SGI shall emerge from bankruptcy as a public reporting company; and

                  (4) if the Permitted Transaction involves the issuance of New Common Stock or securities convertible or exchangeable for New Common Stock, holders of claims on account of the Cray Unsecured Debentures shall be diluted pro rata based upon the number of shares outstanding on the effective date of the Plan and assuming full issuance of any shares based on the Rights Offering and the actual number of Overallotment Shares issued; and

                  (5) if the Permitted Transaction involves the sale, repurchase or redemption of New Common Stock to be issued under the Plan, holders of claims on account of the Cray Unsecured Debentures shall have the pro rata right to participate in such sale, repurchase or redemption based upon the number of shares outstanding on the effective date of the Plan and assuming full issuance of any shares based on the Rights Offering and the actual number of Overallotment Shares issued; and

                  (6) if the Permitted Transaction involves the payment of any dividend or distribution on account of New Common Stock, holders of claims on account of the Cray Unsecured Debentures shall receive the pro rata share of such dividend or distribution based upon the number of shares outstanding on the effective date of the Plan and assuming full issuance of any shares based on the Rights Offering and the actual number of Overallotment Shares issued; and

                  (7) if the Permitted Transaction involves the sale or transfer (including a license) of assets, the proceeds of such sale or transfer, including without limitation any ownership interests in a separate legal entity, shall be distributed pro rata based upon the number of shares outstanding on the effective date of the Plan and assuming full issuance of any shares based on the Rights Offering and the actual number of Overallotment Shares issued.

The Parties hereto agree that the Debtors, with the prior consent of the 6.50% Plan Sponsors, and upon notice to the Creditors' Committee and Lampe Conway, may make non-material and non-adverse changes to the Plan.

"Permitted Transaction" shall mean any of the following:

         i. the sale or transfer (including by means of merger, consolidation or other business combination) of non-core assets to a separate legal entity, or the dissolution of legal entities;

         ii. the sale or transfer of New Common Stock for cash to an unaffiliated third party including, without limitation, any such sale or transfer resulting in a Change of Control (as defined below);

         iii. the repurchase or redemption of New Common Stock or Rights to be issued under the Plan;

         iv. the payment of any dividend in cash or stock or the making of any other cash distributions to holders of New Common Stock;

         v. the issuance of any securities to an unaffiliated third party including, without limitation, warrants or securities convertible or exchangeable for New Common Stock; provided, however, that the liquidation preference of any preferred stock, the face value of any debt securities, the indebtedness and guarantee of indebtedness (excluding the guarantee by a Debtor of one or more Debtor's indebtedness or coborrowing by a Debtor with one or more Debtors) referenced in (vi) below, and the outstanding amount of the Exit Facility shall not exceed, in the aggregate, $100,000,000;

         vi. the incurrence of indebtedness, guarantee of indebtedness or creation of liens in favor of an unaffiliated third party; provided, however, that the amount of such incurrence or guarantee (excluding the guarantee by a Debtor of one or more Debtor's indebtedness or coborrowing by a Debtor with one or more Debtors), the liquidation preference of any preferred stock, the face value of any debt securities, and the outstanding amount of the Exit Facility shall not exceed, in the aggregate, $100,000,000;

         vii. the sale or transfer of assets for cash to an unaffiliated third party or separate legal entity, including, without limitation, any such sale or transfer resulting in a Change of Control, provided, however, that such sale or transfer is not for substantially all of the assets of the Debtors;

         viii. the sale, transfer, license of any intellectual property or the purchase or license of any intellectual property, in each case involving an unaffiliated third party or separate legal entity;

         ix. any merger, consolidation or other business combination (a) between or among the Debtors, or (b) with any unaffiliated third party, including without limitation, any merger, consolidation or other business combination resulting in a Change of Control, provided, however that the entity used by the unaffiliated third party in connection with such merger, consolidation or other business combination shall have been formed solely for the purpose of engaging in such transaction and shall not have engaged in other business activities or other operations;

         x. any increase or decrease in the number of directors on the board;

         xi.      any change in the means of appointing directors; and

         xii. the entry into a management contract or other agreement customarily used in connection with the transactions contemplated in clauses (i) - (xi) above with an unaffiliated third party.


"Change of Control" shall mean the sale, exchange or transfer by holders, in a single transaction or series of related transactions, of New Common Stock representing a majority of the voting power to elect the directors of Reorganized SGI.

                  In the event of any modification or amendment to the Plan to provide for a Permitted Transaction, the Debtors shall reimburse the reasonable fees and expenses of legal and financial advisors to Lampe Conway up to an additional $100,000 for costs incurred in connection with the review and documentation of such modification or amendment.

         8. This Agreement shall be governed by and construed in accordance with the federal bankruptcy laws and the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the Bankruptcy Court. By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding.

         9. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives.

         10. No provision in this Agreement is intended to benefit any entity not a party to the Agreement, and there shall be no third party beneficiaries to the Agreement.

         11. This Agreement, including the Term Sheet annexed hereto, supersedes all prior negotiations with respect to this Global Settlement Agreement; provided, however, that nothing in this Agreement shall affect the terms and conditions of the Restructuring Agreement, which shall remain unchanged except the Plan Term Sheet (as defined in the Restructuring Agreement) shall be replaced with the plan term sheet attached hereto.

         12. Lampe Conway represents and warrants to the other Parties that (i) Lampe Conway either (A) is the beneficial owner of not less than $30,000,000 aggregate principal amount (the "Lampe Conway Debentures") of Cray Unsecured Debentures (as defined in the Term Sheet) or (B) has investment and voting discretion with respect to such Lampe Conway Debentures and has the power and authority to bind the beneficial owners of such Lampe Conway Debentures to the terms of this Agreement and (ii) such Lampe Conway Debentures are beneficially owned free and clear of any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or other security agreement, option, warrant, attachment, right of first refusal, preemptive, put, call or other claim or right, limitation or restriction on transfer (other than restrictions imposed by federal and state securities laws) or preferential arrangement of any kind or nature whatsoever.

         13. Before any transfer or sale of any Lampe Conway Debentures by Lampe Conway shall be effective, the transferee thereof must agree in writing to be bound by this Agreement by executing a counterpart signature page to this Agreement. This Agreement shall in no way preclude Lampe Conway from acquiring additional Cray Unsecured Debentures; however any such Cray Unsecured Debentures so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         14. The Debtors will provide drafts of the Plan, the Plan Documents and the disclosure statement relating to the Plan to the Parties hereto, and, if requested, the Debtors will respond to reasonable requests for information concerning the Debtors' business or assets. All information furnished to Lampe Conway pursuant to this section shall furnished to Lampe Conway's advisors only, and Lampe Conway's advisors shall be subject to the provisions of the existing protective order between SGI and Lampe Conway.

         15. Nothing in this Agreement is intended to, or does, in any manner amend, modify, waive, limit, impair or restrict, or consent to the amendment, modification, waiver, limitation, impairment or restriction of, the rights and remedies of the DIP Lenders under
(i) the Post-Petition Loan and Security Agreement, dated as of May 8, 2006 (as amended, supplemented or otherwise modified from time to time, the "Interim DIP Loan Agreement"), by and among the DIP Lenders and the Debtors, (ii) the DIP Facility, (iii) any documents or agreements entered into in connection with the Interim DIP Loan Agreement or the DIP Facility or (iv) any order approving the documents referenced in clauses (i) through (iii) of this paragraph Section 15, all of which are hereby reserved. Pursuant to Sections 8.12(a) and (b) of the Interim DIP Loan Agreement and Sections 8.10(a) and (b) of the DIP Facility, the DIP Lenders agree that the Plan contemplated hereby is acceptable to the DIP Lenders.

         16. Except as otherwise expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of Lampe Conway to protect and preserve any of its rights, remedies, and interests, including without limitation its claims against the Debtors, or its full participation in the Debtors' bankruptcy cases. If the Plan is not consummated, or if this Agreement is terminated in accordance with its terms, the Parties hereto reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, neither this Agreement, the Plan, nor the Plan Documents shall be admitted into evidence in any proceeding other than to enforce their terms.

         17. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan. No vote will be solicited until each Party entitled to vote has received the disclosure statement approved by the Bankruptcy Court.

         18. Each of the signatories to this Agreement has the authority to execute this Agreement and to bind its client(s) to the terms and conditions hereof.

         19. This Agreement, including the Term Sheet annexed hereto, may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         20. The Debtors will seek Bankruptcy Court approval of this Agreement in connection with confirmation of the Plan.

                                           Sincerely,


                                           /s/ Gary T. Holtzer, Esq
                                           -----------------------------------
                                           Gary T. Holtzer, Esq.
                                           Weil, Gotshal & Manges LLP
                                              for the Debtors

AGREED AND ACCEPTED

/s/ David Neier, Esq.
---------------------------------
David Neier, Esq.
Steven Schwartz, Esq.
Winston & Strawn LLP
   for the Creditors' Committee


/s/ Allan S. Brilliant, Esq.
---------------------------------
Allan S. Brilliant, Esq.
Goodwin Procter LLP
  for the The DIP Lenders
  and the 6.50% Plan Sponsors


/s/ Dennis Dunne, Esq.
---------------------------------
Dennis Dunne, Esq.
Susheel Kirpalani, Esq.
Milbank, Tweed, Hadley & McCloy LLP
  for Lampe Conway & Co., LLC

                             SILICON GRAPHICS, INC.

                                 Plan Term Sheet

                                  June 23, 2006


This term sheet describes the material terms of a financial restructuring of Silicon Graphics, Inc. ("SGI" and, as reorganized, "Reorganized SGI") and certain of its subsidiaries (together with SGI, the "Company" and, as reorganized with Reorganized SGI, the "Reorganized Company"). The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents.

Reference is hereby made to the following agreements:

(i) Third Amended and Restated Credit Agreement, dated as of October 24, 2005 among SGI, Silicon Graphics Federal, Inc., Silicon Graphics World Trade Corporation, Wells Fargo Foothill, Inc., as Agent and Lender, and Ableco Finance LLC, as Lender (the "Loan Agreement");

(ii) Indenture, dated as of December 24, 2003 among SGI and U.S. Bank National Association, as Trustee, regarding 6.50% Senior Secured Convertible Notes due 2009 (the "6.50% Secured Notes");

(iii) Indenture, dated as of December 24, 2003 among SGI and U.S. Bank National Association, as Trustee, regarding 11.75% Senior Secured Notes due 2009 (the "11.75% Secured Notes"); and

(iv) First Supplemental Indenture, dated as of June 30, 1996 among SGI, Cray Research, Inc. and JPMorgan Chase (formerly known as Manufacturers Hanover Trust Company), as Trustee, regarding 6-1/8% Convertible Subordinated Debentures due 2011 (the "Cray Unsecured Debentures") (which supplements the Indenture dated as of February 1, 1986 between Cray Research, Inc. and Manufacturers Hanover Trust Company, as Trustee).

On May 8, 2006, SGI and certain of its direct and indirect subsidiaries (collectively, the "Debtors") filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") cases (the "Chapter 11 Cases") under chapter 11 of Title 11 of the United States Code (11 U.S.C. SectionSection 101 et seq. (as amended, the "Bankruptcy Code")). SGI shall restructure its capital structure through a joint chapter 11 plan of reorganization (as amended, modified or supplemented from time to time, the "Plan") consistent with the terms below, which are agreed to by (i) the ad hoc committee (the "Ad Hoc Committee") of certain holders of the 6.50% Secured Notes, (ii) the Official Committee of Unsecured Creditors (the "Creditors' Committee"), and (iii) Lampe, Conway & Co. LLC ("Lampe Conway").

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

DIP Financing                       Any Debtor in Possession financing (the "DIP
                                    Financing") shall be paid in full on the effective date of the Plan. $50 million of DIP Financing provided by the holders of the 6.50% Secured Notes (the "Senior Note
                                    Lenders") shall be repaid on the effective date of the Plan by the Rights Offering (as defined below).

Loan Agreement Claims               Subject to review of the validity and
                                    perfection of liens and security interests of the lenders under the Loan Agreement (the
                                    "Senior Credit Lenders") by the Creditors'
                                    Committee, the claims arising from the Loan
                                    Agreement shall, to the extent not repaid during the pendency of the Chapter 11 Cases be paid in full in cash on the effective date of a Plan.

6.50% Secured Notes and 11.75%      Holders of claims on account of the 6.50%
Secured Notes Claims                Secured Notes and the 11.75% Secured Notes
                                    shall receive their pro rata share of (a)
                                    2,500,000 shares of newly issued common
                                    stock of Reorganized SGI (the "Distribution
                                    Common Stock") constituting 25% of the New
                                    Common Stock (as defined below), (b)
                                    6,800,000 rights to purchase one share of New Common Stock ("Rights" and each, a
                                    "Right") at the Rights Offerings Price (as defined below), and (c) 100% of the beneficial interests in a trust or other entity that will liquidate any potential claims held by the Debtors in the DRAM price fixing litigation and the Debtors shall contribute $250,000 cash to such trust or other entity.

                                    The aggregate shares (the "New Common
                                    Stock") of the Distribution Common Stock and the Rights Offering Common Stock (as defined below) shall constitute 100% of the outstanding equity of Reorganized SGI, subject to dilution for the Overallotment Shares (as defined below) and the Management Incentive Plan (as defined below). The aggregate number of shares of New Common Stock of Reorganized SGI shall initially be 10,000,000 without dilution for the Overallotment Shares and 11,125,000 shares assuming exercise of 100% of the Overallotment Shares.

General Unsecured Claims            "General Unsecured Claims" means allowed
                                    general unsecured claims against the
                                    Debtors, excluding (i) claims on account of the Cray Unsecured Debentures and (ii) any deficiency claims on account of the 6.50%
                                    Secured Notes and the 11.75% Secured Notes.
                                    Holders of General Unsecured Claims against
                                    SGI shall receive their pro rata share of $9.0 million. Holders of General

                                    Unsecured Claims against Silicon Graphics
                                    Federal, Inc. ("Federal") and Silicon
                                    Graphics World Trade Corporation ("World
                                    Trade") shall be paid in full or otherwise be treated as unimpaired provided, however, that a condition to the effectiveness of the Plan shall be that allowed General Unsecured Claims against Federal and World Trade shall not exceed $1 million in the aggregate (not including cure claims).

Cray Unsecured Debentures           Holders of Claims on account of the Cray
                                    Unsecured Debentures shall receive their pro rata share of (a) 700,000 Rights at the Rights Offering Price and (b) $1.2 million
                                    (less the reasonable fees and expenses
                                    (including reasonable fees and expenses of counsel) of the Indenture Trustee for the Cray Unsecured Debentures). The record date for holders of Cray Unsecured Debentures to be eligible to participate in the Rights
                                    Offering shall be ten (10) days after notice of the Rights Offering in respect of such holders is received by the NASD. The Debtors will send notice of such record date to the NASD within one (1) business day after the Global Settlement Agreement is announced by the Debtors in open court before the Bankruptcy Court.

Equity Interests                    Holders of equity interests in SGI shall
                                    receive no recovery and all equity interests in SGI shall be cancelled.

ADDITIONAL PROVISIONS OF PLAN

Rights Offering                     Rights Offering. Pursuant to an election to
                                    be made on or with the ballot in conjunction with voting on the Plan (the "Rights
                                    Offering"), (i) the holders of the 6.50%
                                    Secured Notes and the 11.75% Secured Notes shall have the right to purchase on the effective date of a Plan, on a ratable basis, 6,800,000 shares of New Common Stock
                                    (the "Rights Offering Common Stock") in
                                    consideration for such claims and $6.67 per share (the "Rights Offering Price") and (ii) the holders of the Cray Unsecured Debentures shall have Rights to purchase 700,000 shares of the New Common Stock in consideration for such claims and the Rights Offering Price
                                    (the "Cray Rights Offering Shares").

                                    Senior Note Lenders Rights Offering
                                    Commitment. In
                                    accordance with the terms and subject to the conditions of a purchase agreement in form and substance acceptable to the Senior Note Lenders in their sole discretion (the "Rights Offering Common Stock Purchase Agreement"), the Senior Note Lenders shall commit (the "Rights Offering Commitment") to purchase at the Rights Offering Price, the aggregate shares of the Rights Offering Common Stock not otherwise purchased in the Rights Offering or pursuant to the Lampe Conway Rights Offering Stock Purchase Agreement (defined below), the allocation of which shall be agreed upon among the Senior Note Lenders.

                                    Lampe Conway Rights Offering Option. In
                                    accordance with the terms and subject to the conditions of a purchase agreement in form and substance reasonably satisfactory to Lampe Conway (the "Lampe Conway Rights Offering Common Stock Purchase Agreement"), Lampe Conway shall have the option to purchase at the Rights Offering Price, the aggregate shares of the Cray Rights Offering Shares not otherwise purchased in the Rights Offering by the holders of Cray Unsecured Debentures. Lampe Conway shall notify the Debtors in writing on or before five (5) days after the deadline to exercise such Rights of its determination to purchase the Cray Rights Offering Shares not otherwise purchased by the holders of Cray Unsecured Debentures and the amount thereof.

                                    Commitment Fee. In exchange for the Rights
                                    Offering Commitment, the Senior Note Lenders shall receive a commitment fee equal to $1,000,000.

                                    Over-Allotment Rights. In exchange for the Rights Offering Commitment, the Senior Note Lenders shall receive the right (but shall have no obligation) to purchase at the Rights Offering Price 1,125,000 shares comprising 15% of the Rights Offering Common Stock (the "Overallotment Shares"), the allocation of which shall be agreed upon among the Senior Note Lenders.

                                    Lampe Conway Expense Reimbursement. Lampe
                                    Conway shall receive an amount up to
                                    $315,000 for reimbursement of expenses
                                    (including the reasonable fees and expenses of counsel and financial advisors) incurred in connection with these chapter 11 cases.

Chapter 5 Causes of Action          The Reorganized Company may pursue any
                                    causes of
                                    action under Chapter 5 of the Bankruptcy
                                    Code in their sole discretion. Prior to the time of filing the plan supplement to the Plan, the Debtors will meet and confer with the professionals for the 6.50% Plan
                                    Sponsors and the professionals for the
                                    Creditors' Committee regarding potential causes of action under section 547 of the Bankruptcy and potential defendants thereunder. The Debtors will file as part of the plan supplement to the Plan a list of potential defendants under section 547 of the Bankruptcy Code.

Public Company                      Reorganized SGI will emerge from chapter 11
                                    as a public reporting company.

Trading/Registration Rights         -        Newly-issued common stock of
                                             Reorganized SGI issued in exchange
                                             for claims shall be freely-tradable
                                             pursuant to section 1145 of the
                                             Bankruptcy Code, unless any such
                                             holder is deemed an "underwriter,"
                                             as that term is defined in section
                                             1145(b)(1) of the Bankruptcy Code.


                                    -        Registration Rights. On the
                                             effective date of the Plan,
                                             Reorganized SGI shall enter into a
                                             registration rights agreement (the
                                             "Registration Rights Agreement")
                                             with any holders that will own
                                             greater than 7.5% of the
                                             outstanding New Common Stock upon
                                             the effective date of the Plan
                                             pursuant to which Reorganized SGI
                                             shall agree, subject to the terms
                                             and conditions set forth in the
                                             Registration Rights Agreement, to
                                             register the resale of the shares
                                             of New Common Stock issued to any
                                             such holders in accordance with the
                                             requirements of the Securities Act
                                             of 1933, as amended. The
                                             Registration Rights Agreement shall
                                             provide that any holder owning
                                             greater than 7.5% of the
                                             outstanding New Common Stock upon
                                             the effective date of the Plan
                                             shall be entitled to two (2) demand
                                             rights and unlimited piggyback
                                             registration rights.


                                    -        In the event any New Common Stock
                                             is not entitled to exemption from
                                             registration, then the holders
                                             thereof shall be entitled to
                                             unlimited piggyback registration
                                             rights.

Exit Facility                       A term loan facility and a revolving
                                    loan/letter of credit facility (the "Exit
                                    Facility"), the total of which shall not exceed $100 million or such other amount as the Company and the Ad Hoc Committee deem appropriate and necessary on the effective date of the Plan, shall be made available to

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


                                    the Reorganized Company by one or more
                                    lenders on terms and conditions acceptable to the Reorganized Company and the Ad Hoc Committee; provided, however, that the consent of Lampe Conway, which consent shall not be unreasonably withheld, shall be required if the amount of borrowings outstanding under such facility exceed $100 million on the effective date of the Plan.

Management Incentive Plan           On or as soon as reasonably practicable
                                    after the effective date of the Plan, a
                                    management incentive plan (the "Management
                                    Incentive Plan") shall be implemented to reserve for designated members of senior management of the Reorganized Company equity interests (including restricted common stock and/or options) in Reorganized SGI in an amount not to exceed 10% of the New Common
                                    Stock. The Management Incentive Plan shall be in form and substance acceptable to both the Company and the Ad Hoc Committee. The
                                    Management Incentive Plan shall be disclosed prior to the deadline for voting on the Plan.

Corporate Governance                On the effective date of the Plan, the Board
                                    of Directors of Reorganized SGI shall be comprised of five (5) members which shall be selected by the Ad Hoc Committee. The identities of the members of the Board of Directors shall be disclosed prior to the commencement of the hearing to consider confirmation of the Plan.

Affiliate Transactions              Other than as contemplated by the Plan, for
                                    a period of two years from and after the effective date of the Plan, in the event that Reorganized SGI consummates any transaction with any holder of 10% or more of the New Common Stock or any of such holder's affiliates (each, an "SGI
                                    Affiliate") pursuant to which Reorganized
                                    SGI sells assets to, issues New Common Stock or any right to acquire New Common Stock to, repurchases stock from, or borrows from or lends to such SGI Affiliate in a private transaction, in each such case, in an amount greater than $25,000,000 (each an "Affiliate
                                    Transaction") Reorganized SGI shall obtain a written opinion from an independent nationally recognized financial advisor as to the fairness to Reorganized SGI of the Affiliate Transaction.

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